Exhibit 8.1

[LETTERHEAD OF MAYER, BROWN, ROWE & MAW LLP]

February 23, 2005

To the Persons Listed on

Schedule I attached hereto

Re:	Onyx Acceptance Owner Trust 2005-A

Federal Tax Opinion

Ladies and Gentlemen:

We have acted as special counsel to Onyx Acceptance Corporation, a Delaware corporation (“Onyx”), Onyx Acceptance Financial Corporation, a Delaware corporation (the “Seller”), and Onyx Acceptance Owner Trust 2005-A, a Delaware statutory trust (the “Issuer”; and together with Onyx and the Seller, the “Capital One Entities”), in connection with the execution and delivery of the documents listed in Part I below related to the issuance and sale by the Issuer of the Notes. We have also acted as special counsel to Capital One Financial Corporation in connection with the execution and delivery of the Limited Guaranty (as defined below).

The Notes will be issued by the Issuer pursuant to an Indenture (as defined below). The Seller will be Residual Interestholder. The Residual Interest represents the entire beneficial interest in the Issuer. The Notes will be sold to the various underwriters pursuant to an Underwriting Agreement (as defined below).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Sale and Servicing Agreement (as defined below).

I. Documents Reviewed

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

A.	the Second Amended and Restated Sale and Servicing Agreement, dated as of November 30, 2001 (the “Purchase Agreement”), between Onyx, as seller, and the Seller, as purchaser.

B.	the Sale and Servicing Agreement, dated as of February 23, 2005 (the “Sale and Servicing Agreement”), among the Seller, as seller, the Issuer, as purchaser, Onyx, as servicer (in such capacity, the “Servicer”), and JPMorgan Chase Bank, N.A., a national banking association, as indenture trustee (the “Indenture Trustee”).

C.	the Indenture, dated as of February 23, 2005 (the “Indenture”), between the Issuer and the Indenture Trustee.

MAYER, BROWN, ROWE & MAW LLP

The Persons Listed on Schedule I

February 23, 2005

D.	the Amended and Restated Trust Agreement, dated as of February 23, 2005 (the “Trust Agreement”), between the Seller, as depositor, JPMorgan Chase Bank, N.A., as trust agent, and Wilmington Trust Company (the “Owner Trustee”).

E.	the Administration Agreement, dated as of February 23, 2005 (the “Administration Agreement”), among Onyx, as administrator, the Issuer, the Seller and the Indenture Trustee;

F.	the forms of the Notes;

G.	the Underwriting Agreement, dated February 15, 2005 (the “Underwriting Agreement”), among Onyx, the Seller and Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for the underwriters;

H.	the Limited Guaranty, dated as of February 23, 2005, by Capital One Financial Corporation (“COFC”) in favor of the Indenture Trustee and the Issuer (the “Limited Guaranty”);

I.	the Insurance and Reimbursement Agreement, dated as of February 23, 2005, among MBIA Insurance Corporation, as note insurer, Onyx, the Trust and the Indenture Trustee.

J.	the Insurance Policy Fee Letter, dated as of February 23, 2005 (the “Fee Letter”) between Onyx, the Indenture Trustee, the Trust, the Seller and the Note Insurer.

K.	the registration statement on Form S-3 (No. 333-113136) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on March 31, 2004 (such registration statement, not including the exhibits thereto, the Registration Statement”); and

L.	the prospectus supplement dated February 15, 2005 (the “Prospectus Supplement”) and the base prospectus dated February 14, 2005 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act.

The documents set forth in clauses (A) through (J) above are referred to herein collectively as the “Transaction Documents” and the transactions contemplated by the Transaction Documents and the Prospectus are referred to herein collectively as the “Transactions.”

In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) certificates and representations of officers and representatives of the Capital One Entities, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Capital One Entities, as we have deemed relevant or necessary as the basis

MAYER, BROWN, ROWE & MAW LLP

The Persons Listed on Schedule I

February 23, 2005

for such opinions. We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records and the representations and warranties made by the Capital One Entities in the Transaction Documents, in each case with respect to the factual matters set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons. In addition, as to the matters covered thereby, we have relied on the legal opinion of Frank R. Borchert, III, Deputy General Counsel of Capital One Financial Corporation, the opinion of Richards, Layton & Finger on behalf of the Seller and the opinion of Richards, Layton & Finger on behalf of the Owner Trustee and Issuer, each dated as of the date hereof.

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

II. Opinions Rendered

Based upon the foregoing and assuming that the Transaction Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, it is our opinion that:

A.	The Notes will be treated as debt for United States federal income tax purposes.

B.	The Issuer will not be classified for federal income tax purposes as an association or publicly-traded partnership taxable as a corporation.

MAYER, BROWN, ROWE & MAW LLP

The Persons Listed on Schedule I

February 23, 2005

The scope of these opinions is expressly limited to the issues set forth herein and is limited in all respects to laws and facts existing on the date hereof. We express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Issuer.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

MAYER, BROWN, ROWE & MAW LLP

JVG/ATK/CBH

Schedule I

Standard & Poor’s Ratings Services

Moody’s Investors Service

Fitch, Inc.

Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Representatives of the Several Underwriters

Wilmington Trust Company, as Owner Trustee

JPMorgan Chase Bank, N.A., as Indenture Trustee

MBIA Insurance Corporation

Onyx Acceptance Corporation

Onyx Acceptance Financial Corporation

Onyx Acceptance Owner Trust 2005-A